Exhibit 5.1

Squire, Sanders & Dempsey L.L.P. 600 Hansen Way Palo Alto, CA 94304 Office: +1.650.856.6500 Fax: +1.650.843.8777
June 4, 2008
UCBH Holdings, Inc.
555 Montgomery Street, 14th Floor
San Francisco, CA 94111
     Re: Automatic Shelf Registration Statement on Form S-3
Ladies and Gentlemen:
     We are acting as counsel for UCBH Holdings, a Delaware corporation (the “Company”), in connection with the automatic shelf registration statement on Form S-3 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) relating to the offering from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of:
     a. shares of common stock, par value $0.01 per share (the “Common Stock”); and
     b. shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
     The Common Stock and Preferred Stock are collectively referred to as the “Shares.”
     In that connection, we have reviewed the originals, or copies identified to our satisfaction, of the Registration Statement, the certificate of incorporation and by-laws of the Company, as amended, and such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and other documents, agreements and instruments, as we have deemed necessary as a basis for the opinions expressed below. In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies. We have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.
     Our opinion set forth below is limited to the law of the State of California and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.
     Subject to the foregoing and the other matters set forth herein, and upon completion of all corporate proceedings relating to the Shares, the issuance of the shares will be duly authorized by all necessary corporate action of the Company and, when, and if, issued the Shares will be validly issued, fully paid and non-assessable. This opinion is given as of the effective date of the Registration Statement and we assume no obligation to advise you of changes that may be hereafter brought to our attention.
Cincinnati • Cleveland • Columbus • Houston • Los Angeles • Miami • New York • Palo Alto • Phoenix • San Francisco • Tallahassee • Tampa • Tysons Corner
Washington DC • West Palm Beach | Caracas • Rio de Janeiro • Santo Domingo • São Paulo | Bratislava • Brussels • Budapest • Frankfurt • Kyiv
London • Moscow •Prague • Warsaw | Beijing • Hong Kong • Shanghai • Tokyo | Associated Offices: Bucharest • Buenos Aires • Dublin • Santiago
www.ssd.com

UCBH Holdings, Inc. June 4, 2008 Page 2	Squire, Sanders & Dempsey L.L.P.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Prospectus included therein under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Sincerely,
/s/ SQUIRE, SANDERS & DEMPSEY L.L.P.
Squire, Sanders and Dempsey L.L.P.